PROXY STATEMENT

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                                NOTICE OF MEETING

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                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of DynCorp, a Delaware corporation, will be held at the principal executive offices of the Company, 11710 Plaza America Drive, Reston, Virginia 20190, at 10:00 a.m., eastern daylight time, Tuesday, July 18, 2000, to consider and take action on the following:

     1. Election of Russell E. Dougherty to serve as a Class II director for a one-year term and T. Eugene Blanchard, Paul V. Lombardi, and Dudley C. Mecum II to serve as Class III directors for three-year terms; and

     2.  To act on such other business as is properly before the meeting.

Your Board of Directors recommends a vote "FOR" election of the nominees.

Please mail your voting card in the envelope furnished with the voting card. It must reach the addressee no later than the close of business, Thursday, July 13, 2000, in order for the votes or instructions to be counted.

The voting instructions discussed in this proxy statement are being solicited on behalf of the Board of Directors of the Company. The proxy statement, voting cards, and the Company's 1999 Annual Report are being distributed on or about June 12, 2000.

                                          By Order of the Board of Directors,


                                          /s/ H. M. Hougen
                                          H. Montgomery Hougen
                                          Vice President & Corporate Secretary

June 12, 2000

Important: To ensure that your vote is counted at the Annual Meeting, you are urged to sign and return the enclosed voting card today.

                                 PROXY STATEMENT

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                                TABLE OF CONTENTS

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Question                                                               Page
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What is a voting card?..................................................1
What is a proxy statement?..............................................1
Who will receive this proxy statement?..................................1
Who can vote?...........................................................1
How can I vote shares in my ESOP or SARP account?.......................1
What happens if I do not vote my ESOP or SARP shares?...................2
What about my ESPP shares?..............................................2
How do I vote?..........................................................2
How do I mark the voting card?..........................................2
Who will count the vote?................................................2
How many votes are necessary to adopt a proposal?.......................2
Is my vote confidential?................................................3
What does it mean if I get more than one voting card?...................3
Who owns the Company's common stock?....................................3
Who pays for this proxy solicitation?...................................3
How do I receive an Annual Report?......................................3
Can I revoke or change my voting card?..................................4
What am I voting on?....................................................4
What is the purpose of my vote?.........................................5
Who are the other directors?............................................5
Who are the other executive officers of the Company?....................6
Does the Board of Directors have any standing committees?...............7
Who determines executive compensation amounts?..........................8
What is the relationship between the members of the Compensation
 Committee and the Company?.............................................8
What reports must the Compensation Committee make about compensation?...8
Are directors paid for their duties?....................................9
Do directors receive other forms of compensation?.......................9
What is the compensation of the named executive officers?...............10
Are there any employment contracts between the named executive officers and the Company?..............................................12
What is the Board's policy about stock ownership by executives?.........12
How do employees acquire stock?.........................................13
How does our stock performance compare with others?.....................14
Who are the largest stockholders of the Company?........................14
How much stock do directors and officers own?...........................15
What about the Company's independent public accountants?................16
Have there been any business transactions between any director or officer and the Company during the past year?..........................16
Can I suggest an item for inclusion on next year's proxy statement?.....16

                                 PROXY STATEMENT

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                              QUESTIONS AND ANSWERS

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What is a voting card?

A voting card is like a written ballot. It is sometimes called a "proxy" card. When you instruct someone to vote your shares in a certain manner, the designated person then acts as your agent or "proxy" in casting your vote or giving your voting instructions.

================================================================================

What is a proxy statement?

This is a proxy statement. When the Company offers you the opportunity to vote as a stockholder or to give voting instructions, it must also give you certain information about the Company and the election. For example, the securities laws require that we furnish you with specific information about stock ownership and executive compensation. Much of that information is in this proxy statement. The balance of the financial and other information that we are required to give you can be found in the Company's 1999 Annual Report, Form 10-K.

================================================================================

Who will receive this proxy statement?

o Persons who own stock in their own names ("record holders") will receive a proxy statement and one or more voting cards, together with an envelope addressed to the Corporate Secretary. Record holders include current and former employees who bought stock in their own names, outside investors, and the ESOP and SARP trusts, which hold stock on behalf of participants in the plans.

o Participants in the Employee Stock Ownership Plan ("ESOP") will receive a proxy statement and voting card, together with an envelope addressed to the ESOP's ballot-counting agent.

o Participants in the Savings and Retirement Plan ("SARP") who hold shares in a Company stock account will receive a proxy statement and voting card, together with an envelope addressed to the SARP's ballot-counting agent.

================================================================================

Who can vote?

All record holders can vote directly when they send in their voting cards. The ESOP Trust and SARP Trust own shares directly and will vote those shares in accordance with voting instructions received from their participants.

================================================================================

How can I vote shares in my ESOP or SARP account?

The ESOP voting card shows the number of shares allocated to your ESOP account as of December 31, 1999. The plan document designates participants as "named fiduciaries", which allows participants to give voting instructions for their shares. Your voting instructions, together with the instructions of all other participants who mail in their voting cards, will be counted by the ESOP trustees to determine the proportion of votes "for" or "against" each nominee. Then the ESOP trustees will vote all the shares in the ESOP, including those allocated to the accounts of other participants who have not given any instructions and those not yet allocated to individual accounts, in the same proportions "for" or "against" the respective matter, unless following the participant instructions would at the time be contrary to the laws governing such trusts, in which case the Trustees will vote the shares in accordance with the law.

The same process applies to your SARP Company stock account, except that the voting card reflects all the shares held in your SARP Company stock account as of the record date.

What happens if I do not vote my ESOP or SARP shares?

The plan documents provide that all shares are to be voted proportionately in the same ratio as votes are cast in actual voting instructions received. If you do not give voting instructions for shares in your account, the other participants who do give instructions will actually instruct the trustees how to vote them for you. On the other hand, if you do vote your shares, your vote will determine the voting of other shares as well, including a proportionate share of unallocated shares and the allocated shares which other participants do not vote.

================================================================================

What about my ESPP shares?

Shares purchased through the payroll deduction Employee Stock Purchase Plan are issued directly in the participants' names, and they are record holders. They vote those shares directly by sending in voting cards.

================================================================================

How do I vote?

Mark, sign, and date the enclosed voting card, and return it immediately in the enclosed envelope. If this is a joint account, both owners should sign the card. You should send all the voting cards in the envelope that came with the voting card. It is important to match the voting card with the correct envelope, because the voting instructions are counted by different parties.

================================================================================

How do I mark the voting card?

If you want to vote for all the nominees for the Board of Directors, you may check the box marked "FOR". If you want to vote against all the nominees, check the box marked "AGAINST" . If you want to vote against an individual nominee, write that person's name on the line below the words "WITHHOLD AUTHORITY". The words "withhold authority" really mean "against".

If you do not mark any selections, your voting card will be voted for the election of all the directors.

================================================================================

Who will count the vote?

The Corporate Secretary counts the votes of record holders. The ESOP Trust and SARP Trust have hired ChaseMellon Shareholder Services, L.L.C. to count ESOP and SARP voting cards. The Trusts will vote the shares at the Annual Meeting.

================================================================================

How many votes are necessary to adopt a proposal?

Each share that is held by a record holder is equal to one vote. On May 26, 2000 (the "record date"), there were 10,413,708 shares outstanding, and each share carries one vote. Therefore, 3,471,124 shares will make up a quorum for the meeting. When a quorum is present, the meeting can carry on business. A majority of the total shares then represented at the meeting is necessary to pass an action. Because the ESOP Trust holds 7,451,045 shares, the presence of the ESOP trustee will constitute a quorum.

================================================================================

Is my vote confidential?

ESOP and SARP votes are confidential; the ballot-counting agency merely advises the trustees of the total number of shares voted for or against a matter. The Corporate Secretary will count votes cast by record holders, and those votes are not confidential.

================================================================================

What does it mean if I get more than one voting card?

You will get an ESOP voting card for your ESOP shares. If you hold stock in the SARP Company stock account, you will get a SARP voting card for those shares. If you are also a record holder, you will receive a voting card for shares held directly in your name. Some record holders may receive more than one record holder voting card, because they hold shares in more than one account, such as through a joint account or trust account. Please send in each card.

================================================================================

Who owns the Company's common stock?

If all outstanding options to buy shares were exercised and all shares currently
deferred  under  the  former   Restricted  Stock  Plan  were  issued,   this  is
approximately what our ownership would be:

  Owners                                      No. of shares       Percentage
  ------                                      -------------       ----------
  ESOP Trust                                     7,451,045           62.1%
  SARP Trust                                       831,805            6.9%
  DynCorp directors and officers  (1)  (2)       2,086,669           17.4%
  Other current or former DynCorp employee         926,167            7.7%
  Outside investors                                694,146            5.8%
                                                   -------
       Total                                    11,989,831

       1. Does not include approximately 53,916 shares held in the ESOP and SARP Trusts on behalf of directors and officers.
       2.  See table on pages 15-16 for more information.

================================================================================

Who pays for this proxy solicitation?

The cost of printing and mailing the Annual Report and this proxy statement, plus the cost of tabulating proxy cards and ESOP and SARP voting instruction cards, will be paid by the Company.

================================================================================

How do I receive an Annual Report?

The ESOP and SARP are sending Annual Reports to participants with these proxy statements. Nearly all our record holders are also ESOP participants. For record holders who are not known to be ESOP participants, the Company is sending an Annual Report directly with this proxy statement. If you have not received an Annual Report through one of these methods, you may call the Corporate Secretary's office at (703) 261-5029, send a request by facsimile to (703) 261-5078, or send a message on internal e-mail (Hougen, Monty) or on the internet (monty.hougen@dyncorp.com).

================================================================================

Can I revoke or change my voting card?

If record holders want to change their vote, they can revoke their voting instructions by: (1) sending a written statement to the Corporate Secretary prior to the Annual Meeting; (2) submitting a properly signed replacement voting card with a later date to the Corporate Secretary; or (3) voting in person at the Annual Meeting. ESOP and SARP participants cannot change their voting instructions.

================================================================================

What am I voting on?

The sole item on the ballot is the election of the following nominees for director.

The nominee for election as a Class II director for a one-year term is:

Russell E.  Dougherty                                        Director since 1989

General Dougherty, age 79, was an attorney with the law firm of McGuire, Woods, Battle & Boothe until his retirement in 1999. He is a retired General, United States Air Force, who served as Commander-in-Chief, Strategic Air Command and Chief of Staff, Allied Command, Europe. From 1980 to 1986, he served as Executive Director of the Air Force Association and Publisher of Air Force Magazine. He was formerly a member of the Defense Science Board; trustee of the Institute for Defense Analysis; and trustee of The Aerospace Corp.

The nominees for election as Class III directors for a three-year term are:

T. Eugene Blanchard                                          Director since 1988

Mr. Blanchard, age 69, served as Senior Vice President and Chief Financial Officer from 1979 to 1997, when he retired as an active employee of the Company. He is the Chairman of the Company's Employee Stock Ownership Plan Committee and a trustee of the Employee Stock Ownership Plan Trust. He is a director of Landmark Systems Corporation.

Paul V.  Lombardi                                          Director  since  1994

Mr. Lombardi, age 58, has served as President and Chief Executive Officer since 1997. He served as Chief Operating Officer from 1995 to 1997; as Executive Vice President from 1994 to 1997; as Vice President from 1992 to 1994; as President of the Federal Sector from 1994 to 1995; and as President of the Government Services Group from 1992 to 1994. He was Senior Vice President and Group General Manager, Planning Research Corporation from 1990 to 1992. He is a director of Avid Medical Systems, Inc.

Dudley C. Mecum II                                           Director since 1988

Mr. Mecum, age 65, is a Managing Director of Capricorn Holdings LLC (private investment company). He was a partner, G. L. Ohrstrom & Co. (investment firm) from 1989 to 1997. He served as Group Vice President and Director, Combustion Engineering, Inc. from 1985 to 1988, and previously as Vice Chairman, Peat, Marwick & Mitchell. He is a director of CCC Information Services Group, Inc.; Citigroup Inc.; Lyondell, Inc.; and Suburban Propane Partners LLP.

The nominees have consented to serve for their respective terms. If a nominee is unable to stand for election, the Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter case, shares represented by proxies may be voted for a substitute director.

================================================================================

What is the purpose of my vote?

An affirmative vote of a majority of the shares represented at the meeting is necessary to elect a director. Your Board of Directors recommends a vote FOR these nominees. If a record holder does not send in a voting card or marks "withhold" on a voting card, that will have the same effect as voting against the nominee. However, the ESOP Trust will vote all the shares held by the ESOP Trust, and the SARP Trust will vote all the shares held in the SARP Trust, proportionately in the same ratio as votes are cast in actual voting instructions received.

================================================================================

Who are the other directors?

The other current directors are:

Dan R. Bannister                                            Director  since 1985

Mr. Bannister, age 69, Chairman of the Board, has served in that capacity since 1997. He served as President of the Company from 1984 to 1997 and as Chief Executive Officer from 1985 to 1997. He retired as an active employee of the Company in 1999. He is a director of ITC Learning Corporation. His current term as a director expires in 2001.

Paul G.  Kaminski                                           Director  since 1997

Dr. Kaminski, age 57, also served as a director of the Company from 1988 to 1994. He is President and Chief Executive Officer of Technovation, Inc. (innovation consulting) and a Senior Partner in Global Technology Partners (investment banking). He served in the United States Department of Defense as Under Secretary of Defense for Acquisition and Technology from 1994 to 1997. He was Chairman and Chief Executive Officer of Technology Strategies & Alliances (strategic partnership consulting) from 1993 to 1994. He is a director of Anteon Corporation; Condor Systems, Inc.; DeCrane Aircraft Holdings, Inc.; Eagle Picher Technologies, LLC; and General Dynamics Corporation and a Member of the Board of Visitors of the Software Engineering Institute. His current term as a director expires in 2001.

David L.  Reichardt                                         Director  since 1988

Mr. Reichardt, age 57, has served as Senior Vice President and General Counsel of the Company since 1986. He served as President of Dynalectric Company, a former subsidiary of the Company, from 1984 to 1986 and as Vice President and General Counsel of DynCorp from 1977 to 1984. His current term as a director expires in 2001.

H. Brian Thompson                                            Director since 1999

Mr. Thompson, age 61, has served as Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. since March 1999. He was Chairman and Chief Executive Officer of LCI International Inc. from 1991 to 1998 and Vice Chairman of Qwest Communications International Inc. from June to December 1998. From 1981 to 1990, he was Executive Vice President, MCI Communications Corporation. He is a director of Bell Canada International Inc. and Williams Communications Group, Inc. and a member of the management committee of Paging Brazil Holding Company, LLC. His current term as a director expires in 2002.

Herbert S. Winokur, Jr.                                      Director since 1988

Mr. Winokur, age 56, served as Chairman of the Board from 1988 to 1997. He is Chairman and Chief Executive Officer of Capricorn Holdings, Inc. (private investment company) and Managing General Partner of three Capricorn Investors limited partnerships concentrating on investments in restructure situations. He was formerly Senior Executive Vice President and Director, Penn Central Corporation. He is a director of Azurix Corp.; CCC Information Services Group, Inc.; ENRON Corporation; Mrs. Fields Holdings, Inc.; and The WMF Group, Ltd. His current term as a director expires in 2002.

================================================================================

Who are the other executive officers of the Company?

In addition to the above-named directors who also hold offices, the Company's executive officers are:

* Robert B. Alleger, Jr., age 54, Vice President, Technical Services, has served in that capacity since 1996 and as President of DynCorp Technical Services, Inc. and President of the Technical Services business unit since January 1999. He served as President of the Aerospace Technology business unit from 1996 through 1998. He was Vice President, Systems Support Services, Lockheed Martin Services, Inc. from 1992 to 1996 and Vice President, Business Development, GE Government Services, General Electric Company from 1989 to 1992.

* John J. Fitzgerald, age 46, Vice President and Controller, has served in that capacity since 1997. He was Vice President and Controller, PRC, Inc. from 1992 to 1997; Chief Financial Officer and Treasurer of American Safety Razor Company from 1990 to 1992; Vice President and Controller of American Bank Stationery Company from 1988 to 1990; and Chief Financial Officer and Treasurer of Physician's Pharmaceutical Services, Inc. from 1986 to 1988.

* Patrick C. FitzPatrick, age 61, Senior Vice President and Chief Financial Officer, has served in that capacity since 1997. He also served as Treasurer during 1997. He was Chief Financial Officer, American Mobile Satellite Corporation from 1996 to 1997; Senior Vice President and Chief Financial Officer of PRC, Inc. from 1992 to 1996; and President and Chief Operating Officer, Oxford Real Estate Management Services from 1990 to 1992.

Paul T. Graham, age 33, Vice President and Treasurer, has served in that capacity since 1997. He was Finance Manager of the Company from 1992 to 1994, Assistant Treasurer from 1994 to 1997, and Director of Finance from 1995 to 1997.

H. Montgomery Hougen, age 65, Vice President and Secretary and Deputy General Counsel, has served as Vice President since 1994 and as Corporate Secretary and Deputy General Counsel since 1984.

* Roxane P. Kerr, age 52, Senior Vice President, Human Resources and Administration, has served in that capacity since 1998. She was Director of Human Resources, North America, LucasVerity Plc from 1993 to 1998 and a private human resources consultant from 1992 to 1993.

* Marshall S. Mandell, age 57, Senior Vice President, Corporate Development, has served in that capacity since 1998. He served as Vice President, Business Development from 1994 to 1998. He also served as Acting President of the Information and Engineering Technology strategic business unit from 1997 to 1998. He served as Vice President, Business Development, Applied Sciences Group from 1992 to 1994. He was Senior Vice President, Eastern Computers, Inc. from 1991 to 1992 and President of the Systems Engineering Group, Ogden/Evaluation Research Corporation from 1984 to 1991.

* James P. McCoy, age 56, President of DynCorp Information Systems LLC, has served in that capacity and as President of the Information Systems business unit since December 1999. He served as Executive Vice President of the Information & Enterprise Technology business unit from 1998 to December 1999. He was Senior Vice President of the Professional Technical Services business unit of GRC International, Inc. from 1995 to 1997.

Ruth Morrel, age 45, Vice President, Law and Compliance, has served in that capacity since 1994. She served as Group General Counsel from 1984 to 1994.

Charlene A. Wheeless, age 36, Vice President, Corporate Communications, has served in that capacity since February 2000. She served as Director, Corporate Communications from 1996 to 2000 and as Manager, Corporate Communications from 1992 to 1995. She was Director, Employee Communications for PRC, Inc. from 1995 to 1996.

Robert G. Wilson, age 59, Vice President and General Auditor, has served in that capacity since 1985.

     * The persons designated by an asterisk, as well as the officers who are also directors, have been designated as "officers" for purposes of Rule 16a-1, issued under Section 16 of the Securities Exchange Act of 1934.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act requires certain officers and directors to file periodic reports of purchases and sales of the Company's stock to the Securities and Exchange Commission. The Company believes that all required persons filed all required reports under Section 16 of the Act in a timely manner.

================================================================================

Does the Board of Directors have any standing committees?

The Board of Directors has established several standing committees of directors.

o Audit Committee: Provides oversight and review of the Company's accounting and financial functions and its financial reporting process.

o Business Ethics and Compliance Committee: Oversees the implementation and maintenance of, and assures corporate compliance with, a comprehensive business ethics and legal compliance program.

o Compensation Committee: Reviews, approves, and revises the Company's compensation policies, practices, and plans, including the appropriateness of salary, incentive compensation, stock option, and other benefit matters.

o    Executive Committee:  Acts for the Board of Directors between meetings.

o Nominating Committee: Provides the Board of Directors with recommendations concerning the qualifications of potential candidates for membership on the Board. The Committee may, but is not obligated to, consider written suggestions of potential candidates submitted by stockholders. Recommendations should be directed to the Chairman of the Board at the Company's address.


Membership roster:

Name                 Board of Directors     Audit       Business Ethics     Compensation     Executive    Nominating
----                 ------------------     -----       ---------------     ------------     ---------    ----------

Mr. Bannister              Chairman                                                            Member        Member
Mr. Blanchard              Member           Member          Member
Gen. Dougherty             Member                           Member             Member
Dr. Kaminski               Member                           Chairman           Member                       Member
Mr. Lombardi               Member                                                             Member
Mr. Mecum                  Member           Chairman        Member
Mr. Reichardt              Member
Mr. Thompson               Member           Member
Mr. Winokur                Member                                              Chairman       Chairman      Chairman
No. of meetings in 1999:      5               3                3                 2               3            1

Each director attended all meetings of the Board of Directors and the various committees on which he served.

================================================================================

Who determines executive compensation amounts?

The Compensation Committee of the Board of Directors sets policies and rates for executive compensation. The members of the Compensation Committee during 1999 were: Mr. Winokur, Chairman of the Committee; General Dougherty; and Dr. Kaminski.
================================================================================

What is the relationship between the members of the Compensation Committee and the Company?

None of the members of the Compensation Committee are current or former employees of or have a business or other relationship with the Company. No executive officer of the Company serves on the board of directors or compensation committee of any entity (other than subsidiaries of the Company) whose directors or executive officers served on the Board of Directors or Compensation Committee of the Company.

================================================================================

What reports must the Compensation Committee make about compensation?

The following comments and several tables in this proxy statement pertain to certain "named executive officers". For this proxy statement, that term applies to Mr. Lombardi, President and Chief Executive Officer; Mr. FitzPatrick, Senior Vice President and Chief Financial Officer; Mr. Mandell, Senior Vice President, Corporate Development; Mr. Reichardt, Senior Vice President and General Counsel; and Mr. Alleger, President of the Technical Services business unit.

What is our compensation philosophy?

Our compensation programs have been carefully designed to motivate our management team to create and maximize stockholder value. The linking of executive compensation with the returns realized by our stockholders has proven to be instrumental to our continued growth and performance. Our Compensation Committee consists of three independent non-employee directors who have the primary responsibility to administer executive compensation programs, policies, and practices. DynCorp's executive compensation program consists of three elements: base pay, an annual incentive program, and a long-term incentive compensation program. The mix of short- and long-term incentives is continually reviewed to assure the proper linkage between executive rewards and stockholder returns.

How do we determine base pay?

The base pay of our executives is determined by individual performance and comparisons to executive compensation in the service, information technology, and general industry businesses.

How are annual bonuses determined?

The purpose of annual bonuses is to motivate and reward key executives for their achievement of pre-established, measurable objectives that have significant and direct impact on the overall success of the company and its business. At the beginning of the year, company and unit financial objectives, individual objectives, and target incentive award levels are established and confirmed in writing for each participant. At the conclusion of the year, the achievement of the specified financial objectives and individual objectives are scored and weighted for each participant according to established formulae to determine the actual bonus amount to be awarded.

How is compensation used to focus management on long-term value creation?

Stock options are granted by the Company to aid in the retention of key employees and to align the interests of management employees with those of the stockholders. Stock options have value for management employees only if the price of the Company's stock increases above the market value on the grant date and the employee remains in the Company's employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company's employ. Additionally, stock options directly link a portion of the management employee's compensation to the interests of stockholders by providing an incentive to maximize stockholder value. In addition, 20% of the annual bonus is normally paid in the form of shares of stock, valued at then-current market value.

                                         By the Compensation Committee:
                                            Herbert S. Winokur, Chairman
                                            Russell E. Dougherty
                                            Paul G. Kaminski

================================================================================

Are directors paid for their duties?

Mr. Bannister receives an annual fee of $144,000 to serve as Chairman of the Board and member of various Board committees and to provide other services to the Company. Other non-employee directors of the Company receive an annual retainer fee of $20,000 as directors and $2,750 for each committee on which they serve. The chairmen of the Business Ethics and Compliance, Compensation, and Executive Committees receive an additional annual fee of $2,000, and the chairman of the Audit Committee receives an additional annual fee of $3,000. The Company also pays non-employee directors a meeting fee of $1,000 for attendance at each Board meeting and $500 for attendance at committee meetings. Directors are reimbursed for expenses incurred in connection with attendance at meetings and participation in other Company activities.

================================================================================

Do directors receive other forms of compensation?

Directors may also received stock options. In 1999, 5,000 stock options, having an exercise price equal to the then-current market value, were awarded to Mr.
Thompson, pursuant to the Company's 1995 Stock Option Plan. Non-employee directors do not participate in other current benefit plans of the Company.

Because directors of the Company can incur personal liability for activities in connection with Company business, the Company purchases insurance to cover claims against its directors and officers and to cover losses incurred in the Company's indemnification of directors and officers as required or permitted by law. The directors and officers covered are the directors and officers of the Company and its subsidiaries. There is no allocation or segregation of the premium for specific subsidiaries or individual directors and officers.

What is the compensation of the named executive officers?

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------

                                                        Long-Term
                                                        Compensation
                                 Annual compensation    Awards
Name and                Year   Salary  Bonus   Other    Securities    All other
principal                       ($)    ($)(1)  annual   underlying  compensation
position                                       compen-  options/SARs   ($) (2)
                                               sation($)   (#)
    (a)                  (b)    (c)     (d)     (e)        (g)          (i)

Paul V. Lombardi        1999   370,400   78,000   --        70,000      11,893
President & Chief       1998   342,104  185,300   --            --      14,283
Executive Officer       1997   332,789  160,000  177            --       8,307
--------------------------------------------------------------------------------
Patrick C. FitzPatrick  1999   272,170   43,300   --        30,000      14,793
Senior Vice President & 1998   248,947  129,800   --            --      10,896
Chief Financial Officer 1997   241,933   90,000   --       100,000      11,060
--------------------------------------------------------------------------------
Marshall S. Mandell     1999   224,446   36,200   --        30,000       9,144
Senior Vice President,  1998   212,724   87,300   --        40,000      10,854
Business Development    1997   204,248   73,300  364            --      10,155
--------------------------------------------------------------------------------
David L. Reichardt      1999   272,170   43,300   --        30,000      14,144
Senior Vice President & 1998   248,947  204,800   --            --      16,706
General Counsel         1997   245,082   90,000  244            --      11,738
--------------------------------------------------------------------------------
Robert B. Alleger, Jr.  1999   227,077  103,500   --        35,000      12,960
President, Technical    1998   191,585   88,200   --        20,000      12,788
Services business unit  1997   184,777   81,000  141            --       9,252
--------------------------------------------------------------------------------

     (1) Column (d) reflects bonuses earned and expensed during year, whether paid during or after such year. Twenty percent of executive incentive plan bonuses is normally paid in the form of shares of Common Stock, valued at then-current market value.

     (2) Column (i) includes respective individual's pro rata share of the Company's contribution to the Employee Stock Ownership Plan ("ESOP"), Company-matching contributions to the Savings and Retirement Plan ("SARP") and the imputed income, according to IRS tax tables, for Company-paid premiums for supplemental executive retirement plan life and term life insurance. These amounts are:


                 ESOP contributions    SARP contributions  Insurance Premiums
                        ($)                 ($)                   ($)
Name              1999  1998  1997     1999   1998   1997    1999   1998   1997

Mr. Lombardi     4,273  4,435 4,356    2,886  3,000  2,850   4,735  6,848 1,101
Mr. FitzPatrick  4,273  4,435 4,356    2,500  2,338  1,267   8,020  4,122 5,437
Mr. Mandell      4,273  4,435 4,356    2,143  2,143  2,361   2,728  4,277 3,438
Mr. Reichardt    4,273  4,435 4,356    3,125  3,125  1,269   6,746  9,146 6,112
Mr. Alleger      4,273  4,435 4,356    4,570  2,106     --   3,937  6,247 4,896


                      Option/SAR Grants in Last Fiscal Year


                                 Individual Grants                                          Potential realizable
                                                                                            value at assumed annual
                                                                                              rates of stock price
                                                                                            appreciation for option
                                                                                                      term

         Name              Number of      Percent of total    Exercise or    Expiration       5% ($)       10% ($)
                           securities       options/ SARs     base price        date
                           underlying        granted to        ($/Share)
                          options/SARs      employees in
                          granted (#)        fiscal year
         (a)                  (b)                (c)              (d)            (e)           (f)           (g)

Mr. Lombardi                 70,000             15.2%           $24.50         7/15/09        2,793,735     4,448,710
Mr. FitzPatrick              30,000              6.5%           $24.50         7/15/09        1,197,315     1,906,590
Mr. Mandell                  30,000              6.5%           $24.50         7/15/09        1,197,315     1,906,590
Mr. Reichardt                30,000              6.5%           $24.50         7/15/09        1,197,315     1,906,590
Mr. Alleger                  35,000              7.6%           $24.50         7/15/09        1,396,868     2,224,355


            Aggregated Options/SAR Exercises in Last Fiscal Year and
                            FY-End Option/SAR Values


                                                              Number of securities           Value of unexercised
                                                             underlying unexercised       in-the-money options/ SARs
                                                             options/SARs at fiscal         at fiscal year-end ($)
                                                                  year-end (#)
         Name           Shares acquired       Value               Exercisable/                   Exercisable/
                        on exercise (#)    realized ($)           Unexercisable                 Unexercisable
         (a)                   (b)            (c)                     (d)                            (e)

Mr. Lombardi                   --               --             86,000   114,000               599,200      284,800
Mr. FitzPatrick                --               --             40,000    90,000               160,000      240,000
Mr. Mandell                    --               --             38,000    74,500               204,000      123,500
Mr. Reichardt                  --               --             65,000    65,000               442,000      223,000
Mr. Alleger                    --               --             21,800    61,200               100,280       78,520



                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company has established a Supplemental Executive Retirement Plan for certain senior executives, including the five named executive officers, whereby the individuals (or their beneficiaries) receive payments having an aggregate amount equal to 150% of the sum of their final annual salary rate plus their final target annual bonus, paid over the ten-year period following their normal retirement, disability retirement, and, in some cases, early retirement. Upon their death following such retirement, the individuals' beneficiaries also receive an additional aggregate lump-sum payment equal to one-half of the foregoing amount. In the event of their death prior to retirement, the individuals' beneficiaries receive, in lieu of the foregoing payments, an aggregate lump-sum payment equal to 100% of the sum of their final annual salary rate plus their final target annual bonus. The Company funds some of such payments through life insurance policies.

Are there any employment contracts between the named executive officers and the Company?

Except for the change-in-control severance agreements described below, the Company's executives serve at the pleasure of the Board of Directors.

The Company has entered into change-in-control severance agreements with the named executive officers, (the "Severance Agreements"). Each Severance Agreement provides that certain benefits, including a lump-sum payment, will be triggered if the executive is terminated following a change in control of the Company, unless termination occurs under specific circumstances set forth in the Severance Agreements. A change in control would occur if the Company were to be substantially acquired by a new owner or if a majority of the Board of Directors were replaced. The Severance Agreements currently expire on December 31, 2000, but are subject to annual automatic renewal unless terminated by the Board of

Directors. The amount of such lump-sum payment would be 2.99 times the sum of the executive's annual salary and average incentive compensation for the three prior years. Other benefits include payment of incentive compensation not yet paid for the prior year and a pro rata portion of incentive compensation awards for the current year, as well as immediate vesting of all unvested stock options. Each Severance Agreement also provides a reduction if the payment exceeds the amount the Company is entitled to deduct on its federal income tax return. The Severance Agreements also provide that the Company will reimburse the individual for legal fees and expenses incurred by the executive in enforcing his rights under the Severance Agreements.

================================================================================

What is the Board's policy about stock ownership by executives?

In 1995, the Board of Directors established the DynCorp Equity Target Ownership Policy ("ETOP"). The ETOP applies to all employees in bands 1 through 3 of the Executive/Senior Management Compensation Program, including the named executive officers. The ETOP implements the Compensation Committee's belief that significant stock ownership by management employees will provide an incentive for those managers to improve stockholder value over the long term. This will benefit the managers as well as all stockholders. The ETOP establishes goals of stock ownership based on individual levels of compensation. It provides that the aggregate value of shares owned directly by the individuals or held on their behalf in various plans, like the ESOP and SARP, be at least as great as the following multiples of their base annual salary:

          Base salary rate of:                   required value of holdings:
          --------------------                   ---------------------------
              Chief Executive Officer                4.0 times base salary
              $300,000 or more                       3.0 times base salary
              $200,000 to $299,999                   2.5 times base salary
              less than $200,000                     1.5 times base salary
If an executive subject to the ETOP purchases a block of 250 shares or more on the Company's Internal Stock Market in the course of meeting ETOP targets, the Company pays 15% of the purchase price and pays the purchaser an additional 7 1/2% of the purchase price to reimburse him or her for current income taxes on the company-paid portion; this is intended to have an after-tax effect similar to a purchase of the shares through the Employee Stock Purchase Plan mentioned below.

================================================================================

How do employees acquire stock?

The Company has provided several additional ways for its employees, including the named executive officers and other employees subject to the ETOP, to acquire stock.

o The Employee Stock Ownership Plan ("ESOP") is the Company's principal retirement program for substantially all non-union employees of the Company and its incorporated subsidiaries. The Company makes periodic contributions to the ESOP Trust each year. The ESOP Trust uses these contributions to buy shares of the Company's stock. Shares purchased during the year are allocated, as of the end of the year, to the accounts of all participants based on annual compensation, up to a maximum allowable compensation of $160,000 in the case of the named executive officers. Current contribution levels are approximately 2.8% of compensation. Vesting in the shares occurs over the first four years of employment.

o The Savings and Retirement Plan ("SARP") is a tax-deferred (401(k)) retirement plan open to substantially all employees. Participants may defer receipt of a portion of their compensation, limited to a maximum amount of $10,500 per year in the case of the named executive officers. The Company contributes such amounts to the Trust on their behalf. The investment options for participants include a Company stock fund, as well as 13 T. Rowe Price investment funds. The Company matches investments in the Company stock fund. For the first 1% of an employee's pay so invested, the Company contributes an equal amount. For the next 4% of pay so invested, the Company contributes one-fourth of such amount. In 1999, the Trust acquired shares for such investments and the Company-match portion by purchase on the Company's Internal Stock Market. The salary deferral portion is always vested. Vesting in the Company-match portion occurs on the earlier of termination of employment because of normal retirement, death, or disability or completion of one year of employment.

o The Executive Incentive Plan ("EIP") is the bonus compensation plan for corporate officers and other key executives, including the named executive officers. Each participant's performance for the year is measured against certain individual criteria and the Company's performance for the year. Following such measurement, the Compensation Committee determines the amount of bonuses payable to the participants. Twenty percent of these EIP payments, net of taxes, is normally made in shares of stock, valued at the then-current market price.

o The Employee Stock Purchase Plan ("ESPP") is a tax-qualified employee stock purchase plan. All employees can participate in the ESPP. They may contribute a portion of their salary, at rates not to exceed $450 per week, on an after-tax basis. The contributions are used to purchase stock on their behalf in the Company's Internal Stock Market. The Company contributes an amount equal to 15% of each individual's deferrals to purchase additional shares on their behalf. The purchaser must hold ESPP-purchased shares for at least one year.

o The 1995 Stock Option Plan is a non-qualified (for income tax purposes) stock option plan. Key managers, including the named executive officers, may receive stock options from time to time. A stock option permits them to purchase a certain number of shares over a period of seven years, at the market price in effect at the time of the grant. Options vest in equal increments over the next five years (the next four years for options granted after March 5, 1998), if the participant remains an employee for the full vesting period. When a portion of the option vests, the participant may exercise the option by payment of the exercise price. The difference between the exercise price and the market value of the shares at time of exercise is taxable as salary-type income. If the participant leaves the Company because of normal retirement, death, or disability, all the options vest immediately. Vested options may be exercised over a six- or twelve-month period following such termination. If employment is terminated for other reasons, options are normally forfeited.

o The 1999 Long-Term Incentive Stock Plan is a performance-based stock and cash incentive plan, under which the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, and other stock-based grants and awards, as determined by the Compensation Committee. Options are granted at the then-current market value. Options granted to the named executive officers in 1999 will vest at the earlier of eight years of service or age 65; provided that vesting will accelerate during the first four years if the Company's cumulative total business return equals or exceeds projected returns for the period.

================================================================================

How does our stock performance compare with others?

The following chart shows a comparison of the theoretical returns on an investment of $100 in Company stock on December 31, 1994, using the valuation price established by the Board of Directors for purposes of a former Stockholders Agreement and for the Internal Stock Market, with a similar $100 theoretical investment in each of the NASDAQ composite index and a composite of 22 other Government technical services companies on the same date. The chart shows the comparable value in dollars of each such investment, as of the end of each of the following five years.

                        DynCorp 5-Year Performance Graph

                        DynCorp     NASDAQ        Government
                                                  Technical
                                                  Services
                                                  (GTS)Index

   12/31/1994            100           100             100
   12/31/1995        125.632        139.92          131.13
   12/31/1996        160.202        171.69          160.21
   12/31/1997        168.634        208.83          189.34
   12/31/1998        198.145         291.6          253.13
   12/31/1999        191.821        541.16          281.17

Who are the largest stockholders of the Company?

As of May 26, 2000, 10,413,708 shares of common stock, which is the only class of voting securities of the Company, were outstanding. The following table presents information as of May 26, 2000, concerning the largest stockholdings, including the only beneficial owners of five percent or more of the outstanding shares of the Company's common stock.


   Name and address of                         Amount & nature of     Percent of
     beneficial owner                              ownership           shares

DynCorp Employee Stock Ownership Plan Trust       7,451,045             71.6%
    c/o DynCorp                                     Direct
    11710 Plaza America Drive
    Reston, Virginia  20190

DynCorp Savings and Retirement Plan Trust           831,805             8.0%
    c/o DynCorp                                     Direct
    11710 Plaza America Drive
    Reston, Virginia  20190

     (1) The Trusts hold these shares for the accounts of approximately 31,236 participants, in the case of the ESOP, and approximately 5,457 participants, in the case of the SARP. The trustees vote the shares in accordance with instructions received from participants.

     (2) The Company provides administration for, and periodically contributes funds to, the Plans

================================================================================

How much stock do directors and officers own?

The following table presents information as of May 26, 2000, concerning the beneficial ownership of the Company's common stock by nominees, directors, and named executive officers and all directors and officers as a group. Shares include those held on behalf of the individuals in the ESOP and SARP.

                                                  Amount & nature of ownership

Name and title of beneficial owner   Outstanding  Obtainable     Total         Percent of
                                       shares      shares (1)                    shares (2)


R. B. Alleger, Jr.                      2,239      28,400       30,639  Direct      } *
  President, Technical Services         4,598                    4,598  Indirect
  business unit

D. R. Bannister                       263,289     132,000      395,289  Direct      }3.7%
  Chairman of the Board & Director     48,290                   48,290  Indirect

T. E. Blanchard                        38,426      64,900      103,326  Direct      }1.3%
  Director                             51,828(3)                51,828  Indirect

R. E. Dougherty                         4,276           0        4,276  Direct        *
  Director

P. C. FitzPatrick                         875      50,000       50,875  Direct      } *
  Senior Vice President & Chief         4,504                    4,504  Indirect
  Financial Officer

P. G. Kaminski                              0       7,500        7,500  Direct        *
  Director

P. V. Lombardi                         25,613     104,000      129,613  Direct      }1.1%
  President, Chief Executive Officer    8,144                    8,144  Indirect
  & Director

M. S. Mandell                           5,600      54,000       59,600  Direct      } *
  Senior Vice President,                3,624                    3,624  Indirect
  Corporate Development

D. C. Mecum II                          2,825       2,500        5,325  Direct        *
  Director

D. L. Reichardt                        23,738      80,000      103,738  Direct      } *
  Senior Vice President, General        6,672                    6,672  Indirect
  Counsel & Director

H. Brian Thompson                           0           0            0      -         *
  Director

H. S. Winokur, Jr.                     25,639           0       25,639  Direct      }3.6%
  Director                            409,773                  409,773  Indirect

All directors and officers            433,502     578,800    1,012,302  Direct      }13.1%
                                      562,288                  562,288  Indirect

     (1) Shares which could be obtained as a result of exercise of all in-the-money options vested now or due to vest in the next 60 days and expiration of restricted stock deferral periods due to expire within the next 60 days.

     (2) Percentages include aggregate direct and indirect shares. An asterisk indicates that beneficial ownership is less than one percent of the class.

     (3) Mr. Blanchard disclaims beneficial ownership of 40,000 shares owned by his spouse.

================================================================================

What about the Company's independent public accountants?

The Board of Directors has made no decision regarding independent public accountants for the year 2000, as of the date of this mailing.

================================================================================

Have there been any business transactions between any director or officer and the Company during the past year?

Mr. Blanchard serves as Chairman of the Administrative Committee for the Company's Employee Stock Ownership Plan and as a Trustee of the Employee Stock Ownership Plan Trust. He is compensated at an hourly fee rate and is reimbursed for expenses. Total fees paid in 1999 were $55,650.
================================================================================

Can I suggest an item for inclusion on next year's proxy statement?

An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders must notify the Corporate Secretary of the Company, 11710 Plaza America Drive, Reston, Virginia 20190-6039 of that desire. The proposal must be received at the Company's offices no later than February 19, 2001. In order to be eligible to submit a proposal, the stockholder must have been a registered or beneficial owner of at least one percent of the Company's common stock or stock with a market value of $1,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date on which the meeting is held.